Exhibit 10.1

U.S. BANK NATIONAL ASSOCIATION,
Lender

and

PARK CITY GROUP, INC.,
Borrower

REVOLVING CREDIT AGREEMENT

November 24, 2008

Table of Contents

ARTICLE I DEFINITIONS

ARTICLE II AMOUNT AND TERMS OF LOAN

2.1	Revolving Loan
2.2	Use of Loan Proceeds
2.3	Initial Funding of Loan
2.4	Funding in Advance of Completion of Merger Transaction
2.5	Completion of Merger Transaction
2.6	Credit Limit
2.7	Notice and Manner of Borrowing
2.8	Interest Accruals and Payments
2.9	Note
2.10	Security
2.11	Termination of Loan
2.12	Late Fee Charges
2.13	Additional Advances

ARTICLE III CONDITIONS PRECEDENT

3.1	Conditions Precedent to Initial Advance
3.2	Conditions Precedent to Subsequent Advances

ARTICLE IV REPRESENTATIONS AND WARRANTIES

4.1	Pending Litigation
4.2	Title to Collateral
4.3	Authority of Borrower
4.4	Taxes and Assessments
4.5	Financial Statements
4.6	Operation of Business
4.7	Labor Disputes and Acts of God
4.8	Defaults and Violations
4.9	No Conflicting Agreement

ARTICLE V COVENANTS

5.1	Maintenance of Existence
5.2	Maintenance of Records
5.3	Maintenance of Properties
5.4	Conduct of Business
5.5	Compliance with Laws
5.6	Information
5.7	Reporting Requirements
5.8	Fixed Charge Covenant

ARTICLE VI NEGATIVE COVENANTS

6.1	Distributions
6.2	Mergers, Etc.
6.3	Sale of Assets
6.4	Investments
6.5	Guaranty, Etc.
6.6	Transactions with Affiliates

ARTICLE VII EVENTS OF DEFAULT; REMEDIES

7.1	Events of Default Not Requiring Notice
7.2	Events of Default Requiring Notice
7.3	Cross Default
7.4	Notice
7.5	Remedies
7.6	No Remedy Exclusive

ARTICLE VIII MISCELLANEOUS

8.1	Derivative Rights
8.2	Amendments
8.3	Binding Effect
8.4	Waivers
8.5	Survival
8.6	Assignment
8.7	Notices
8.8	Severability
8.9	Actions
8.10	Participation
8.11	No Partnership
8.12	Interpretation
8.13	Governing Law
8.14	Conflicts
8.15	Commissions
8.16	Counterparts
8.17	Attorney Fees
8.18	Jury Waiver
8.19	Final Expression

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (“Agreement”) is made and entered into effective as of the 24 day of November , 2008, by and between U.S. BANK NATIONAL ASSOCIATION (“Lender”), and PARK CITY GROUP, INC., a Nevada corporation (“Borrower”).

R E C I T A L S:

    A. Borrower has applied to Lender for a revolving credit facility in the maximum line amount of THREE MILLION DOLLARS ($3,000,000.00).

    B. Lender is willing to make the loan to Borrower upon the terms, covenants and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, Borrower and Lender mutually agree as follows:

ARTICLE I

DEFINITIONS

Unless the context clearly indicates otherwise, certain terms used in this Agreement shall have the meanings set forth below:  To the extent not defined in this Article I, unless the context otherwise requires, all other terms contained in this Agreement shall have the meanings attributed to them in the Utah enactment of the Uniform Commercial Code, Chapter 9a, Title 70A, Utah Code Annotated (1953), as amended (the “UCC”), to the extent the same are used or defined therein.

“Accounts” shall mean all accounts receivable of Borrower, including proceeds thereof.

“Advances” shall mean all extensions of credit made by Lender to or for the account of Borrower under the terms of this Agreement.

“Affiliate” shall mean an individual or an entity that, directly or indirectly, owns, controls, manages, or that is under common ownership, control or management with, Borrower or the Guarantor.

“Assignments of Deposit Account” shall mean the separate Assignments of Deposit Account, dated the same date as this Agreement, executed by Borrower, Riverview and the Guarantor in favor of Lender, by which each of them assigns to Lender its interests as the owner of one or more deposit accounts established by them with Lender as collateral for the Loan.

“Collateral” shall mean:  (1) the accounts and other items described in Security Agreement, owned by Borrower and that, pursuant to the Security Agreement are pledged to Lender to secure payment of Borrower’s obligations under the Loan; and (2) the deposit accounts and the interest accrued thereon that are pledged to Lender by Borrower, Riverview and the Guarantor under the terms of the Assignments of Deposit Accounts to secure payment of Borrower’s obligations under the Loan.

“Completion of Merger Transaction” shall be deemed to have occurred when all of the following have been completed, to Lender’s satisfaction:  (1) Borrower shall have received approval from the SEC and all other applicable governmental agencies for the completion of the Merger Transaction; (2) the required waiting period imposed by the SEC has expired; (3) the shareholders of Borrower and Prescient have voted in favor of completion of the Merger Transaction; and (4) Borrower has delivered to Lender a time-stamped copy of the signed Articles of Merger filed with the Secretary of State of the State of Delaware giving effect to the Merger Transaction.

“Control Account” shall mean the money market deposit bank control account established in the name of Borrower with Lender into which certain proceeds of the Loan are to be deposited pending Completion of the Merger Transaction.  No funds may be withdrawn from the Control Account without the consent of Lender.

“Credit Limit” shall mean THREE MILLION DOLLARS ($3,000,000.00), the maximum line amount of the Loan that may be outstanding at any time.  During the term of the Loan, the Credit Limit shall reduce, as described in Section 2.1 of this Agreement.

“Default Interest Rate” shall mean a floating rate of interest equal to the rate of interest specified in the Note, plus five percent (5.0%), per annum, calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

“Event of Default” shall mean the occurrence and continuance of any of the events listed in Section 7.1 and 7.2 of this Agreement.

“Guarantor” shall mean Randall K. Fields.

“Guaranty” shall mean the Guaranty executed by the Guarantor in favor of Lender by which the Guarantor guarantees the payment and performance of all of Borrower’s obligations under the Loan.

“Loan” shall mean the revolving line of credit advanced by Lender to Borrower pursuant to the terms of this Agreement in a maximum line amount equal to the Credit Limit.

“Loan Documents” shall mean the following documents executed in conjunction with and supporting this Agreement:  the Note; the Security Agreement; the Assignments of Deposit Accounts; Uniform Commercial Code Financing Statement; the Guaranty; and any other documents between Lender and Borrower evidencing or securing the Loan.  (All of the Loan Documents are incorporated herein by reference.)

“Maturity Date” shall mean __November 24____, 2010_ (the second anniversary date of this Agreement), the date all amounts evidenced by the Note become due and payable.

“Merger Transaction” shall mean the proposed transaction under which Borrower shall either acquire all of the issued an outstanding shares of stock of Prescient, or become the surviving entity in a merger of Borrower and Prescient.

“Note” shall mean the Promissory Note (Revolving Line of Credit), dated the same date as this Agreement, in the maximum principal amount of the Loan, executed by Borrower, as maker, and payable to the order of Lender, as payee.

“Prescient” shall mean Prescient Applied Intelligence, Inc., a Delaware corporation.

“Principal Indebtedness” shall mean, at any given point in time during the term of this Agreement, the aggregate outstanding principal balance of the Note, together with all additional advances made by Lender with respect to the Loan (whether pursuant to this Agreement or any of the Loan Documents), if any, and all additional payments provided for in the Loan Documents.

“Riverview” shall mean Riverview Financial Corp., a Utah corporation, which is under common control and management with Borrower.

“Riverview Loan” shall mean the loan in the original principal amount of ONE MILLION DOLLARS ($1,000,000.00) granted by Lender to Riverview.

“SEC” shall mean the Securities and Exchange Commission.

“Security Agreement” shall mean the Security Agreement, dated the same date as this Agreement, executed by Borrower, as debtor, in favor of Lender, as secured party, pursuant to which Borrower grants to Lender a security interest in the Accounts and the other collateral described in the Security Agreement, as security for the payment of the Loan.

“Termination Date” shall mean _November 24__, 2010__ (the second anniversary date of this Agreement), the date Lender’s obligations to fund Advances under this Agreement lapses.

ARTICLE II

AMOUNT AND TERMS OF LOAN

2.1 Revolving Loan.  Lender, upon the terms, covenants and conditions set forth in this Agreement, shall extend to Borrower a revolving credit facility up to the maximum principal amount of the Credit Limit.  Each Advance shall be added to the outstanding Principal Indebtedness of the Loan.  At no time may the aggregate outstanding Principal Indebtedness of the Loan exceed the Credit Limit.  Borrower may draw on and utilize the available Credit Limit during the period from the date of this Agreement up to, but not including, the Termination Date.  Lender shall have no obligation to fund any Advance which, when added to the outstanding Principal Indebtedness of the Loan on the date of such request, would cause such outstanding Principal Indebtedness to exceed the total Credit Limit, or which is made on or after the Termination Date.  The Credit Limit shall be reduced as the principal balance of the Loan is repaid and Borrower, or the Guarantor, obtains a release of certain of the Collateral.  For example, if the Credit Limit were $3,000,000.00 and Borrower reduced the outstanding principal balance of the Loan to $2,000,000.00, and Borrower and the Guarantor requested the release of the deposit account pledged by the Guarantor to Lender under the Guarantor’s Assignment of Deposit Account (which account is in the minimum amount of $1,000,000.00), the Credit Limit would be reduced by the dollar amount of the Collateral released and the reduced Credit Limit would become $2,000,000.00.

2.2 Use of Loan Proceeds.  The proceeds of the Loan shall be used by Borrower as capital for Borrower’s business, including the completion of the Merger Transaction with Prescient.

2.3 Initial Funding of Loan.  Concurrently with the execution of this Agreement, Lender shall make available an Advance for the account of Borrower in the amount of up to THREE HUNDRED EIGHTEEN THOUSAND DOLLARS ($318,000.00).

2.4 Funding in Advance of Completion of Merger Transaction.  Lender shall make an Advance in the amount of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) prior to the Completion of Merger Transaction, subject to the following:

(a) SEC Preliminary Approval. Borrower shall have received a “no comment” response from the SEC with respect to the proxy filings regarding the Merger Transaction; and

(b) Control Account.  The proceeds of the Advance are deposited into the Control Account.

2.5 Completion of Merger Transaction.  Provided no Event of Default has occurred or is then continuing:

(a) Release of Funds in Control Account.  Prior to the Completion of Merger Transaction, Lender shall release to Borrower funds necessary only for the required purchase of outstanding shares of Prescient stock in the approximate amount of ONE MILLION THREE HUNDRED FIFTY-SIX THOUSAND EIGHT HUNDRED FIFTY-THREE DOLLARS ($1,356,853.00), but in no event greater than ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00).

(b) Pay-off of Riverview Loan.  At the Completion of Merger Transaction, Borrower shall retire its debt to Riverview (in the approximate amount of $1,000,000.00 plus accrued interest), and Riverview uses such payment to pay to Lender all amounts owing to Lender under the Riverview Loan in full.

(c) Releases by Lender.  At the Completion of Merger Transaction, once the Riverview Loan is paid in full:  (1) Lender shall permit the remaining funds deposited into the Control Account to be released to Borrower; (2) Lender shall release the security interests in the Accounts and the other collateral granted under the Security Agreement; provided that Riverview and the Guarantor have pledged to Lender, and Lender is holding under the terms of the Assignments of Deposit Account, pledged deposits in the minimum aggregate amount of TWO MILLION EIGHT HUNDRED EIGHTEEN THOUSAND DOLLARS ($2,818,000.00); and (3) Lender shall terminate the Guaranty.

2.6 Credit Limit.  Following the Completion of Merger Transaction, at no time shall the Credit Limit exceed the amount of cash collateral held by Lender to secure payment of the Loan.  Borrower may provide additional cash collateral to Lender to increase the Credit Limit, provided that at no time shall the Credit Limit exceed THREE MILLION DOLLARS ($3,000,000.00).

2.7 Notice and Manner of Borrowing.  After the initial funding of the Loan, Borrower shall give Lender prior written notice or notice by facsimile (effective upon receipt) of any Advances under this Agreement, specifying the date and amount thereof.  Randy Fields, on behalf of Borrower, may make a request for an Advance under this Agreement.  In the event Lender determines to approve the requested Advance, not later than 5:00 p.m., Park City, Utah time, on the date of such Advance and upon fulfillment of the applicable conditions set forth in Article III, Lender will make such Advance available to Borrower by transferring the amount thereof to Borrower’s account or accounts with Lender designated by Borrower.

2.8 Interest Accruals and Payments.  During the term of the Loan, interest shall accrue on the outstanding Principal Indebtedness and Borrower shall make payments to Lender as follows:

(a) Interest Rate.  The outstanding Principal Indebtedness shall bear interest from the date of each Advance at the adjustable rate of interest as described in the Note.

(b) Interest Payment Dates.  Accrued interest, computed in accordance with the foregoing, shall be due and payable on a monthly basis, as described in the Note.

(c) Default Interest Rate.  During any period of time in which an Event of Default has occurred and is continuing, interest shall accrue at the Default Interest Rate.

2.9 Note.  All Advances made by Lender pursuant to this Agreement shall be evidenced by, and repaid with interest in accordance with, the Note.  The Note shall be dated the date of this Agreement, shall be payable to the order of Lender and shall mature on the Maturity Date.

2.10 Security.  The Loan, as evidenced by the Note, shall be secured by the following:

(a) Security Agreement.  The Note shall be secured by the Security Agreement in form and content satisfactory to Lender.  The Security Agreement shall be executed by Borrower, as debtor, and shall constitute a first position security interest on and against the Accounts and the other collateral described therein.

(b) Assignments of Deposit Account.  The Note shall also be secured by the Assignments of Deposit Account in form and content satisfactory to Lender.  A separate Assignment of Deposit Account shall be executed by Riverview (pledging a deposit account in the minimum amount of $2,335,000.00), and by the Guarantor (pledging a deposit account in the minimum amount of $483,000.00).

(c) Guaranty.  The Note shall be guaranteed by the Guarantor pursuant to the Guaranty, in form and content satisfactory to Lender, executed by the Guarantor in favor of Lender.

(d) Set-off.  As additional security for the payment of Borrower’s obligations to Lender under the Loan (as described in this Agreement and the Loan Documents), Borrower hereby grants to Lender a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Lender and the right to refuse to allow withdrawals from any account.  Lender may, at any time upon the occurrence of an Event of Default (notwithstanding any notice requirements or grace/cure periods under this Agreement or any of the Loan Documents) set-off against the obligations of Borrower to Lender whether or not such obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrower, such notice and demand being expressly waived.  Any funds on deposit with Lender held in trust for the benefit of third-parties shall be excluded from the foregoing right of set-off.

(e) Additional Security Agreements.  Borrower shall execute and deliver to Lender such additional security agreements and financing statements with respect to the Collateral, as may reasonably be requested by Lender, all in form and content satisfactory to Lender, as additional security for the Loan.

2.11 Termination of Loan.  If the Completion of Merger Transaction does not occur within five (5) days after Lender releases from the Control Account the funds described in Section 2.5(a) above, Lender shall have the right to repay the Loan from the remaining funds held in the Control Account and from the deposit accounts described in the Assignments of Deposit Account, whereupon the Loan shall terminate.

2.12 Late Fee Charges.  If any payment required by this Agreement is not paid when due, Borrower shall pay to Lender a late fee charge as specified in the Note.

2.13 Additional Advances

.  In the event Lender, in Lender's sole discretion, and pursuant to the provisions of this Agreement, but without obligation, makes additional advances to or for the account of Borrower, the sums so advanced, together with interest thereon at the same rate as provided in the Note, shall be deemed added to the Principal Indebtedness of the Loan on the same terms as set forth in the Note and shall be secured by the Loan Documents.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Initial Advance.  Prior to the funding of the initial Advance to Borrower, and as a condition precedent to such Advance, all of the following conditions must be satisfied as determined by Lender, in Lender’s sole discretion:

(a) Authority.  Borrower shall deliver to Lender certified copies of its organizational documents, together with any and all amendments thereto.  Borrower shall also provide Lender with:  (1) a certificate of good standing relating to it issued by its state of origin; and (2) a resolution authorizing it to enter into the transactions contemplated by this Agreement.  Such resolutions shall designate and authorize the individual or individuals executing the Loan Documents in behalf of Borrower to execute and deliver the same.

(b) Loan Documents.  Borrower and the Guarantor shall execute and deliver to Lender each of the Loan Documents requiring their signatures.

(c) Financial Statements.  Borrower and the Guarantor shall deliver to Lender copies of such financial statements and pro forma financial statements concerning Borrower and the Guarantor, in form acceptable to Lender, as Lender may request.

(d) Costs.  Borrower shall reimburse Lender for all costs incurred by Lender to secure the Loan, including, without limitation, closing and filing costs, document preparation fees, and attorney fees.

(e) Merger Transaction.  Borrower shall provide Lender with copies of documentation relating to the Merger Transaction, including, but not limited to, merger agreement, plan of merger, articles of merger, and filings with governmental authorities.

(f) Deposit Accounts.  Borrower, Riverview and the Guarantor shall have established the deposit accounts that are the subject of the Assignments of Deposit Account, which accounts shall have the following minimum balances:  (1) Riverview:  $2,335,000.00, which account shall be funded concurrently with the initial funding of the Loan; and (2) the Guarantor:  $483,000.00, which account shall be funded concurrently with the initial funding of the Loan.

(g) Miscellaneous Items.  Borrower shall deliver to Lender such other items, documents and evidences pertaining to the Loan as may reasonably be requested by Lender or Lender’s counsel.

3.2 Conditions Precedent to Subsequent Advances.  The obligation of Lender to make each Advance (including the first Advance following execution of this Agreement) shall be subject to the satisfaction, as of the date of such Advance request, of the following conditions:

(a) Loan Current.  There shall be no material default of any material term, covenant or condition contained in this Agreement, in any of the Loan Documents or in any other promissory note or security agreement executed by Borrower in favor of Lender.

(b) Request for Advance.  Lender shall have received the written request for an Advance in compliance with the requirements of Section 2.7.

(c) Misrepresentation.  There shall be no material misstatement in any material representation or warranty made by Borrower or the Guarantor to Lender in this Agreement, in any Loan Document or in any material information submitted to Lender pursuant to this Agreement or any of the Loan Documents.

(d) No Default.  No Event of Default shall have occurred or be continuing.

(e) Advance Amount.  The amount of the requested Advance(when funded) shall not cause the outstanding balance of the Loan to exceed the then existing Credit Limit.

(f) Collateral.  All Collateral for the Loan (less any releases of Collateral granted by Lender under the terms of this Agreement) shall continue to be encumbered by valid liens and securities in favor of Lender for the full amount of the Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

4.1 Pending Litigation.  Except as disclosed to Lender in writing, there is no action, suit or proceeding pending, including without limitation, condemnation proceedings, or, to the best of Borrower’s knowledge, threatened, against or affecting Borrower, the Guarantor or the Collateral, in any court of law or equity, or before any governmental or quasi-governmental instrumentality, whether federal, state, county or municipal which may result in any material adverse change in the business prospects, profits or condition of Borrower or the Guarantor.

4.2 Title to Collateral.  Borrower has or concurrently with the execution of this Agreement shall acquire good and marketable title in and to the Collateral.  The Collateral is, or at closing of the Loan shall become, free and clear of all liens and encumbrances other than the security interests in favor of Lender granted in the Security Agreement and the Assignments of Deposit Account.

4.3 Authority of Borrower.  Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State of Nevada and has qualified to do business in the State of Utah.  Borrower possesses all requisite power and authority to enter into this Agreement, to borrow money as contemplated hereby and to carry out the terms, covenants and conditions of the Loan Documents.  Borrower’s execution, delivery and performance of this Agreement and the Loan Documents have been duly authorized and do not violate the provisions of any of its organizational documents.

4.4 Taxes and Assessments.  No taxes, assessments or other governmental charges upon Borrower or any of its assets are delinquent.  The same shall be paid prior to becoming delinquent.  However, Borrower shall have the right to contest the same diligently and in good faith so long as Borrower’s assets do not thereby risk being forfeited by tax sale, foreclosure upon a tax lien or otherwise.

4.5 Financial Statements.  Any and all financial statements previously delivered to Lender by Borrower, except as may be disclosed in the notes thereto, accurately represent the financial condition of Borrower and reflect accurately the assets and properties of Borrower.  No material adverse change has occurred in the financial condition of Borrower as reflected in the financial statements since the dates thereof.

4.6 Operation of Business.  Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

4.7 Labor Disputes and Acts of God.  Neither the business nor the properties of Borrower or the Guarantor is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of their business.

4.8 Defaults and Violations.  Borrower is not in default or in violation with respect to any final judgment, writ, injunction, decree or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which has jurisdiction over the property of Borrower.

4.9 No Conflicting Agreement.  Neither the execution and delivery of any of the Loan Documents by Borrower nor the compliance by Borrower with the terms, covenants and conditions of the Loan Documents will conflict with, or constitute a default under any agreement or other instrument to which Borrower is bound.

ARTICLE V

COVENANTS

So long as the Note remains unpaid, Borrower hereby affirmatively covenants with Lender as follows:

5.1 Maintenance of Existence.  Borrower shall preserve and maintain Borrower’s existence and good standing in the jurisdiction of Borrower’s organization, and qualify and remain qualified as a foreign corporation in each jurisdiction where Borrower is doing business or in which such qualification is required.

5.2 Maintenance of Records.  Borrower shall keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Borrower.

5.3 Maintenance of Properties.  Borrower shall maintain, keep and preserve all of Borrower’s properties (tangible and intangible) necessary or useful in the proper conduct of Borrower’s business in good working order and condition, ordinary wear and tear excepted.

5.4 Conduct of Business.  Borrower shall continue to engage in a business of the same general type as conducted by it on the date of this Agreement.

5.5 Compliance with Laws.  Borrower shall comply in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon Borrower or on Borrower’s assets and property.

5.6 Information.  Borrower shall furnish to Lender with reasonable promptness such data and information, financial and otherwise, concerning Borrower and the Guarantor as from time to time may reasonably be requested by Lender for purposes of administering compliance with this Agreement and the Loan Documents.

5.7 Reporting Requirements.  Borrower shall furnish to Lender:

(a) Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of fiscal quarter, company prepared balance sheets of Borrower as of the end of such period, statements of income of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such period and a statement of retained earnings for the portion of the fiscal year of Borrower ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year.  All such reports and information shall be prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of Borrower (subject only to year-end adjustments).

(b) Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, CPA audited fiscal year-end financial statements of Borrower as follows:  (1) a balance sheet as of the end of such fiscal year; (2) a statement of income and retained earnings for such fiscal year; (3) a statement of change in financial position for such fiscal year; and (4) a statement of retained earnings for such fiscal year.  All such financial statements shall be in reasonable detail, shall state in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and shall be prepared in accordance with generally accepted accounting principles consistently applied and certified by the chief financial officer of Borrower (subject only to year-end adjustments).

(c) Other Report.  On request of Lender and so long as the Security Agreement remains in place, accompanying each request for an Advance, and monthly (within thirty (30) days after the end of each month an accounts receivable aging report relating to the Accounts; and (2) an accounts payable aging report relating to Borrower.

(d) Tax Returns.  Within thirty (30) days after filing and in any event by October 31st of each year, Borrower shall submit to Lender a copy of all federal, state and local tax returns filed by Borrower, together with all schedules and attachments thereto.

(e) Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or the Guarantor, which, if determined adversely to them, could have a material adverse effect on the financial condition, assets, properties, or operations of Borrower or the Guarantor.

(f) Notice of Events of Default.  As soon as possible and in any event within twenty (20) business days after Borrower learns or is otherwise notified of the occurrence of an Event of Default, a written notice setting forth the details of the occurrence of such Event of Default and the action which is proposed to be taken by Borrower with respect thereto.

5.8 Fixed Charge Covenant.  As of the one-year anniversary of the initial funding of the Loan and thereafter, Borrower shall maintain a fixed charge coverage ratio of no less than 1.15 to 1.00, calculated by the use of generally accepted accounting principles consistently applied and calculated semiannually on a trailing 12-month basis.  The fixed charge coverage ratio shall be calculated by dividing (a) the sum of earnings before interest expense, taxes, depreciation expense and amortization expenses (EBITDA), less cash taxes, less maintenance capital expenditures at 50% of depreciation expense, less cash withdrawals or cash dividends by (b) the sum of current maturing portion of non-subordinated long-term debt and interest expense.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Note remains unpaid, Borrower hereby covenants with Lender as follows:

6.1 Distributions.  Borrower shall not: (a) declare or pay any dividends; (b) purchase, redeem, retire or otherwise acquire for value any of Borrower’s shareholder’s interests now or hereafter outstanding; or (c) make any distribution of assets to Borrower’s shareholders as such, whether in cash, assets, membership interests or obligations of Borrower, if as a result of any such dividends, distribution, purchase, redemption, retirement or other transaction, Borrower is not in compliance with the financial covenant stated in Section 5.8 of this Agreement.

6.2 Mergers, Etc. Except for the Merger Transaction, Borrower shall not merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of Borrower’s assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or the business of any other entity without Lender’s prior written approval.  In any such circumstance, Borrower shall first have: (a) provided Lender with ninety (90) days prior written notice of such proposed transaction; (b) submitted to Lender a business plan in form and content reasonably satisfactory to Lender with respect to such proposed transaction; and (c) provided Lender with a reasonable opportunity to investigate and approve the creditworthiness of the other party or parties to the proposed transaction.

6.3 Sale of Assets.  Borrower shall not, without the prior written consent of Lender, sell, lease, assign, transfer or otherwise dispose of any of Borrower’s now owned or hereafter acquired assets or property, except:  (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of Borrower’s business.

6.4 Investments.  Borrower shall not, without the prior written consent of Lender, make any loan or advance to any individual or entity, or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any entity not wholly controlled by Borrower.

6.5 Guaranty, Etc.  Borrower shall not, without the prior written consent of Lender, assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for obligations of others, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.6 Transactions with Affiliates.  Borrower shall not enter into any transaction including, without limitation, the purchase, sale or exchange of assets or property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would obtain in a comparable arm’s-length transaction with a third-party.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

7.1 Events of Default Not Requiring Notice.  The occurrence of any of the following events shall constitute an Event of Default under this Agreement and the Loan Documents without the requirement of notice from Lender to Borrower:

(a) Nonpayment.  The failure of Borrower to pay when due any principal, interest or other charge with respect to the Principal Indebtedness, or the amount of any fee or payment required of Borrower under this Agreement or any of the Loan Documents.

(b) Assignment.  Borrower, without the prior written consent of Lender:  (1) assigns this Agreement or any disbursement or advance to be made hereunder, or any interest therein to any person or entity; (2) applies the proceeds of any disbursement of Loan proceeds in any manner not specified and approved by Lender; or (3) voluntarily or involuntarily conveys, transfers, assigns, mortgages, pledges or encumbers the Collateral in any way other than as provided in this Agreement.

(c) Unauthorized Use of Collateral.  Borrower, prior to repayment of the Loan, and without Lender’s prior written consent, which consent will not be unreasonably withheld or delayed, causes or permits the Collateral to be used for any purpose other than as approved by Lender.

(d) Voluntary Bankruptcy or Insolvency.  The occurrence and continuance of any of the following with respect to Borrower or the Guarantor:  (1) the filing by either of them of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties; (2) an assignment by either of them for the benefit of creditors or an admission by either of them, in writing, of an inability to pay their respective debts as they become due; or (3) the entry of a judgment of insolvency against either of them by any state or federal court of competent jurisdiction.

(e) Misrepresentation.  Any representation or warranty made by Borrower in connection with an application for the Loan, or in this Agreement or any of the Loan Documents is or proves to have been materially incorrect when made.

(f) Default of Covenants.  The occurrence and continuance of a material default by Borrower under any material term, covenant or condition contained in this Agreement or any of the Loan Documents, or by the Guarantor under the Guaranty.

(g) Other Events of Default.  The occurrence of any other event or condition described in this Agreement or the Loan Documents which states that the occurrence thereof shall constitute an immediate Event of Default.

7.2 Events of Default Requiring Notice.  The occurrence and continuance of any of the following events shall constitute an Event of Default under this Agreement and the Loan Documents following written notice from Lender to Borrower as described below:

(a) Termination of Operation.  Borrower ceases business operation or otherwise substantially terminates any of their respective business operations material to their ongoing existence.

(b) Default under Loan Documents.  The occurrence and continuance of an event of default under any of the Loan Documents.

(c) Security Agreement.  If at any time after the date hereof and for any reason:  (1) any of the Security Agreement or the Assignments of Deposit Accounts ceases to create a valid and perfected first priority position security interest in and to the Collateral described therein (unless voluntarily released by Lender); (2) any of the Security Agreement or the Assignments of Deposit Account ceases to be in full force and effect or is declared null and void (unless voluntarily terminated by Lender); (3) the validity or enforceability of the Security Agreement or either of the Assignments of Deposit Account is contested by Borrower or the Guarantor (as applicable), or Borrower or the Guarantor (as applicable) denies that it has any further liability or obligation under the Security Agreement; (4) Borrower fails to perform any of Borrower’s obligations under the Security Agreement or the Assignment of Deposit Account signed by Borrower; or (5) the Guarantor fails to perform any of his obligations under the Guaranty or the Assignment of Deposit Account signed by the Guarantor.

(d) Litigation.  The institution of any litigation or administrative proceeding involving Borrower, this Agreement, any of the Note, the Security Agreement or the Assignments of Deposit Account, any of the other Loan Documents, or the Collateral which has or may have a materially adverse effect:  (1) on the ability of Borrower or the Guarantor to perform any of the obligations under this Agreement or any of the Loan Documents; (2) on the ability of Borrower or the Guarantor (as applicable) to own, operate or use the Collateral or any part thereof for the purposes intended; or (3) on the value of the Collateral as security for the Note; unless such proceedings shall have been terminated, dismissed or bonded against to Lender’s reasonable satisfaction within forty-five (45) days after the commencement thereof.

(e) Involuntary Bankruptcy or Receivership.  The occurrence and continuance of any of the following with respect to Borrower or the Guarantor:  (1) the filing against either of them of a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a receiver or trustee for any of their respective properties which is not dismissed within sixty (60) days; (2) the appointment of a receiver or trustee of any of their respective properties which is not discharged within sixty (60) days; or (3) the attachment or execution by levy against any substantial portion of any of their respective properties which is not discharged within sixty (60) days.

(f) Default under Riverview Loan.  The occurrence and continuance beyond any applicable cure period of an event of default under the Riverview Loan.

(g) Material Adverse Change.  The reasonable determination by Lender that a material adverse change has occurred in the financial condition of Borrower or the Guarantor since delivery of the last dated financial statements to Lender, which is not cured to Lender’s reasonable satisfaction within fifteen (15) days after written notice to Borrower.

(h) Payment Impairment.  Any circumstance which, in the reasonable judgment of Lender, impairs the prospect of payment of the Principal Indebtedness in full when and as it becomes due, or otherwise causes Lender to reasonably deem itself insecure.

7.3 Cross Default.  A material default by Borrower under any material term, covenant or condition of this Agreement, the Security Agreement, the Note, any other Loan Document, or any other agreement or arrangement between Lender and Borrower, now existing or entered into hereafter, shall constitute a default under this Agreement and all the Loan Documents.

7.4 Notice.  Unless otherwise expressly provided by the terms of this Agreement, or the Loan Documents, if an Event of Default shall occur, Lender shall give written notice of such occurrence to Borrower as follows:

(a) Monetary Default.  Borrower shall not be entitled to any notice regarding defaults with respect to regularly scheduled monthly payments of principal and accrued interest under the Note.  However, in the event of any other monetary default for which Borrower is given a cure period, Lender shall give Borrower written notice of the Event of Default and Borrower shall be given an opportunity to cure the default within the applicable cure period.

(b) Nonmonetary Default.  In the event of a nonmonetary default for which Borrower is given a cure period, Lender shall give Borrower written notice of the Event of Default and Borrower shall be given an opportunity to cure the default within the applicable cure period.  However, if the nonmonetary default cannot reasonably be corrected within the applicable cure period, Borrower shall have an additional thirty (30) days to remedy such nonmonetary default if Borrower notifies Lender of the manner in which the nonmonetary default shall be cured, and if appropriate corrective action is instituted within the initial specified cure period and is diligently pursued thereafter.

7.5 Remedies.  If an Event of Default shall occur and continue after any required notice and lapse of any applicable grace period, all obligations of Lender under this Agreement, and under the Loan Documents, at the election of Lender, shall cease and terminate, and Lender may:  (a) declare the outstanding Principal Indebtedness evidenced by the Note and secured by the Security Agreement, the Assignments of Deposit Account and any other Loan Document immediately due and payable; (b) exercise Lender’s rights with respect to the Collateral given as security for the repayment of the Loan as described in the Security Agreement; (c) exercise the rights of set-off described in this Agreement; (d) require that the Guarantor perform the obligations of Borrower under all of the Loan Documents; or (e) exercise any other right or remedy available to Lender pursuant to any Loan Document, or as provided at law or in equity.

7.6 No Remedy Exclusive.  No remedy conferred upon or reserved to Lender under this Agreement shall be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Loan Documents, or now or hereafter existing at law or in equity or by statute.  No delay or failure to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

ARTICLE VIII

MISCELLANEOUS

8.1 Derivative Rights.  The obligation of Lender to advance the Loan proceeds to Borrower hereunder is imposed solely and exclusively for the benefit of Borrower and no other person, firm or corporation shall, under any circumstances, be deemed to be a beneficiary of such condition, nor shall it have any derivative claim or action against Lender.

8.2 Amendments.  Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally and may only be modified or amended by an instrument in writing, signed by both Lender and Borrower.

8.3 Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Borrower, Lender and their respective successors and assigns.

8.4 Waivers.  The failure by Lender or Borrower at any time or times hereafter to require strict performance by the other of any of the undertakings, agreements or covenants contained in this Agreement shall not waive, affect or diminish any right of Borrower or Lender hereunder to demand strict compliance and performance therewith.  Any waiver by Lender of any Event of Default under this Agreement shall not waive or affect any other Event of Default hereunder, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements or covenants of Borrower and Lender under this Agreement shall be deemed to have been waived unless such waiver is evidenced by an instrument in writing signed by the party to be charged specifying such waiver.

8.5 Survival.  This Agreement shall survive the disbursement of the Loan proceeds, and each and every one of the obligations and undertakings of Borrower and Lender contained herein shall be continuing obligations and undertakings and shall not cease and terminate until all amounts which may accrue pursuant to this Agreement or any of the Loan Documents shall have been fully paid and all obligations and undertakings of Borrower shall have been fully discharged.

8.6 Assignment.  Lender may assign Lender's rights under the Loan Documents, in whole or in part, to any other person, firm or corporation, provided that all provisions of this Agreement shall continue to apply in conjunction with the Loan Documents and provided further that Lender shall remain obligated for the disbursement of Loan proceeds as provided in this Agreement unless Lender's assignee expressly assumes such obligation and such assignee is reasonably acceptable to Borrower.  In the event of such assignment by Lender, it shall be deemed to have been made in pursuance of this Agreement and not to be a modification hereof, and the disbursements and advances thereafter made shall be evidenced by the Loan Documents.

8.7 Notices.  Except as otherwise provided in this Agreement or in any Loan Document, whenever Lender or Borrower desire to give or serve any notice, demand, request or other communication with respect to this Agreement or any other Loan Document, each such notice shall be in writing and shall be effective only if the notice is delivered by personal service, by nationally-recognized overnight courier, by facsimile, or by mail, postage prepaid, addressed as follows:

If to Lender, to:	U.S. Bank National Association
1514 Park Avenue
P.O. Box 680277
Park City, Utah 84068
Attn: Isaac Allen
Facsimile No. (435) 647-3735

If to Borrower, to:	Park City Group, Inc.
3160 Pinebrook Road
Park City, Utah 84098
Attn: Randall K. Fields
Facsimile No. (435) 645-2010

Any notice delivered personally or by courier shall be deemed to have been given when delivered.  Any notice sent by facsimile shall be presumed to have been received on the date transmitted.  Any notice sent by mail shall be presumed to have been received five (5) business days after deposit in the United States mail, with postage prepaid and properly addressed.  Any party may change its address by giving notice to the other party of its new address in the manner provided above.

8.8 Severability.  If any term or provision of this Agreement shall, to any extent, be determined by a court of competent jurisdiction to be void, voidable or unenforceable, such void, voidable or unenforceable term or provision shall not affect any other term or provision of this Agreement.

8.9 Actions.  Lender shall have the right, but not the obligation, to commence, appear in and defend any action or proceeding which might affect Lender's security or Lender's rights, duties or liabilities relating to the Loan, or this Agreement, or any of the other Loan Documents.

8.10 Participation.  Lender shall have the right to sell participations in the Loan to any other persons or entities without the consent of or notice to Borrower, provided that no such action by Lender shall relieve Lender of Lender's obligation to fund the Loan as and when required by this Agreement.  Lender may disclose to any participants or prospective participants any information or other data or material in Lender's possession relating to Borrower, the Guarantor, the Collateral and the Loan, without the consent of or prior notice to Borrower or the Guarantor.

8.11 No Partnership.  Nothing contained in this Agreement or in any Loan Document shall be construed as creating a joint venture or partnership between Borrower and Lender.  There shall be no sharing of losses, costs and expenses between Borrower and Lender, and Lender shall have no right of control or supervision except as Lender may exercise Lender’s rights and remedies provided hereunder and in the Loan Documents.

8.12 Interpretation.  Whenever the context shall require, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include both other genders.  The article and section headings contained in this Agreement are for purposes of reference only and shall not limit, expand or otherwise affect the construction of any provisions hereof.

8.13 Governing Law.  This Agreement and all matters relating hereto shall be governed by, construed and interpreted in accordance with the laws of the State of Utah, without giving effect to principles of conflicts of law.

8.14 Conflicts.  The provisions of this Agreement are not intended to be superseded by the provisions of the Loan Documents executed in conjunction with this Agreement but shall be construed as supplemental thereto.  In the event of any inconsistency between the provisions hereof and the Loan Documents, it is intended that this Agreement shall control.

8.15 Commissions.  No brokerage, finder's or other fee, commission or compensation shall be paid by Borrower or Lender in connection with the closing of the Loan.  Borrower or Lender shall indemnify each other (including attorney fees and costs) against any and all claims for brokerage and finder's fees or commissions which may be asserted against the other based on the actions or omissions of the indemnifying party.

8.16 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute only one instrument.

8.17 Attorney Fees.  Borrower and Lender agree that should either of them default in any of the covenants or agreement contained in this Agreement or any of the Loan Documents, the defaulting party shall pay all costs and expenses, including reasonable attorney fees and costs, incurred by the non-defaulting party to protect its rights hereunder, regardless of whether an action is commenced or prosecuted to judgment.  In addition, Borrower hereby consents to the jurisdiction of the courts of the State of Utah and to venue in Salt Lake County, Utah as the proper forum and venue for resolution of disputes under this Agreement or any of the Loan Documents.

8.18 Jury Waiver.  BORROWER AND LENDER HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

8.19 Final Expression.  THIS AGREEMENT AND THE LOAN DOCUMENTS ARE THE FINAL EXPRESSION OF THE AGREEMENT AND UNDERSTANDING OF LENDER AND BORROWER WITH RESPECT TO THE LOAN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

DATED effective as of the date first above written.

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By: /s/Isaac Allen
Title: Relationship Manager

BORROWER:

PARK CITY GROUP, INC., a Nevada corporation

By: /s/ Randall Fields
RANDALL K. FIELDS, CEO